Issuer Free Writing Prospectus, dated January 19, 2011
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement dated January 19, 2011
Registration Statement No. 333-161721

Final Terms and Conditions

Issuer:	HCP, Inc.
Title of Securities	2.700% Notes due 2014 (the “2014 Notes”) 3.750% Notes due 2016 (the “2016 Notes”) 5.375% Notes due 2021 (the “2021 Notes”) 6.750% Notes due 2041 (the “2041 Notes”)
Size:	2014 Notes: $400,000,000 2016 Notes: $500,000,000 2021 Notes: $1,200,000,000 2041 Notes: $300,000,000
Maturity:	2014 Notes: February 1, 2014 2016 Notes: February 1, 2016 2021 Notes: February 1, 2021 2041 Notes: February 1, 2041
Coupon:

2014 Notes: 2.700% per year

                     accruing from January 24, 2011

2016 Notes: 3.750% per year

                     accruing from January 24, 2011

2021 Notes: 5.375% per year

                     accruing from January 24, 2011

2041 Notes: 6.750% per year

                     accruing from January 24, 2011

Price to Public:

2014 Notes: 99.902%, plus accrued interest, if any

2016 Notes: 99.601%, plus accrued interest, if any

2021 Notes: 99.479%, plus accrued interest, if any

2041 Notes: 98.945%, plus accrued interest, if any

Yield to Maturity:	2014 Notes: 2.734% 2016 Notes: 3.838% 2021 Notes: 5.443% 2041 Notes: 6.833%
Weighted Average Yield to Maturity:	4.831%
Weighted Average Maturity:	10.3 years
Spread to Benchmark Treasury:	2014 Notes: + 175 basis points 2016 Notes: + 190 basis points 2021 Notes: + 210 basis points 2041 Notes: + 230 basis points

Benchmark Treasury:	2014 Notes: 1.000% due January 15, 2014 2016 Notes: 2.125% due December 31, 2015 2021 Notes: 2.625% due November 15, 2020 2041 Notes: 3.875% due August 15, 2040
Benchmark Treasury Yield:	2014 Notes: 0.984% 2016 Notes: 1.938% 2021 Notes: 3.343% 2041 Notes: 4.533%
Interest Payment Dates:	February 1 and August 1, commencing August 1, 2011
Make-whole call:

2014 Notes: + 25 basis points (plus accrued)

2016 Notes: + 30 basis points (plus accrued)

2021 Notes: + 35 basis points (plus accrued);

                     however, at par during 90 days preceding maturity (plus accrued)

2041 Notes: + 40 basis points (plus accrued);

                     however, at par during 180 days preceding maturity (plus accrued)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Senior Co-Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated
Co-Managers:

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

RBS Securities Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Moelis & Company LLC

Settlement Date:	January 24, 2011 (T+3)
CUSIP / ISIN:	2014 Notes: 40414LAB5 / US40414LAB53 2016 Notes: 40414LAC3 / US40414LAC37 2021 Notes: 40414LAD1 / US40414LAD10 2041 Notes: 40414LAE9 / US40414LAE92
Anticipated Ratings:*	Baa2/BBB/BBB (Moody’s/S&P/Fitch)

*                 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or UBS Securities LLC toll-free at 1-877-827-6444, extension 561-3884 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.